Exhibit 6.30

[redacted]

Promissory Note

Location: San Diego, California
Date: July 7, 2026

This Promissory Note (this **"Note"**) is made as of **July 7, 2026**, by **To the Stars Inc., a Delaware public benefit corporation** (**"Maker"** or **"Borrower"**), in favor of **Thomas DeLonge, a married man** (**"Payee"** or **"Holder"**).

1. Promise to Pay

For value received, Maker promises to pay the order of Payee the principal sum of **One Hundred Fifty Thousand Dollars ($150,000.00)**, together with interest as provided in this Note.

All payments under this Note shall be made in lawful money of the United States of America.

2. Interest

Interest shall accrue on the unpaid principal balance of this Note beginning on **July 7, 2026**, at the rate of **five percent (5.00%) per annum**.

Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, unless otherwise required by applicable law.

If any accrued interest is not paid when due, such unpaid interest may thereafter bear interest at the same rate as the principal balance, but only to the extent permitted by applicable law. In no event shall the interest payable under this Note exceed the maximum amount permitted by applicable law.

3. Payments

Beginning on **August 21, 2026**, Maker shall make payments to Payee equal to **five percent (5%) of To The Stars Shopify weekly Sales** until all principal, accrued interest, and any other amounts due under this Note have been paid in full.

For purposes of this Note, **"To the Stars Shopify Sales"** means sales generated through the Shopify sales channel or Shopify store operated by or for Maker, as further defined and confirmed by the parties in writing.

[redacted]

Unless otherwise agreed in writing, each payment shall be applied in the following order:

1. First, to unpaid fees, charges, and collection costs then due;
2. Second, to accrued and unpaid interest; and
3. Third, to unpaid principal.

4. Maturity Date; Final Payment

The entire unpaid principal balance, together with all accrued and unpaid interest and any other amounts due under this Note, shall be due and payable in full on or before **December 31, 2027** (the **"Maturity Date"**).

If the payments described in Section 3 have not paid this Note in full by the Maturity Date, Maker shall pay the remaining balance in full on the Maturity Date.

5. Prepayment

Maker may prepay this Note, in whole or in part, at any time before the Maturity Date without penalty or premium, unless otherwise agreed in writing by the parties.

Any prepayment shall be applied in the same order of application described in Section 3, unless Payee agrees otherwise in writing.

6. Late Charges

If any payment due under this Note is not paid within **ten (10) days** after the date it is due, Maker shall pay Payee a late charge of **Fifty Dollars ($50.00)** for each late payment, plus administrative costs reasonably related to collecting and accounting for the overdue payment, to the extent permitted by applicable law.

Maker acknowledges that actual damages resulting from a late payment may be difficult or impracticable to determine, and that the late charge is intended to compensate Payee for the time the money is withheld and related administrative costs and is not intended as a penalty.

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7. Default

Each of the following shall constitute an **"Event of Default"** under this Note:

1. Maker fails to make any payment when due under this Note and such failure continues for ten (10) days after the due date;
2. Maker fails to perform any other obligation under this Note and such failure continues for ten (10) days after written notice from Payee;
3. Maker becomes insolvent, makes an assignment for the benefit of creditors, or commences or has commenced against it any bankruptcy, receivership, or similar proceeding;
4. Maker ceases substantially all business operations; or
5. Any representation, certification, or financial information provided by Maker to Payee in connection with this Note is materially false or misleading when made.

8. Acceleration

Upon the occurrence of an Event of Default, Payee may, at Payee's option and without further demand except as required by applicable law, declare the entire unpaid principal balance, all accrued and unpaid interest, and all other amounts due under this Note immediately due and payable.

Payee's failure to exercise this option after any Event of Default shall not constitute a waiver of Payee's right to exercise the option upon the same or any later Event of Default.

9. Attorneys' Fees and Collection Costs

If Payee brings any action or proceeding to enforce this Note, or if this Note is referred to an attorney or collection agency due to Maker's default, Maker agrees to pay Payee's reasonable attorneys' fees, court costs, and other reasonable costs of collection, to the extent awarded by a court or otherwise permitted by applicable law.

10. Notices

Any notice required or permitted under this Note shall be in writing and shall be delivered personally, sent by nationally recognized overnight courier, or mailed by first-class mail, certified mail, or another method permitted by applicable law, to the parties at their respective addresses set forth below or at any other address designated by written notice.

Notice to Maker

[redacted]

To the Stars Inc.
Address: 1150 Garden View Road #230393
Encinitas, Ca. 92024
Attention: Kari DeLonge ,COO

Notice to Payee

Thomas DeLon e
[redacted]

11. Possible Balloon-Payment Notice Requirement

If this Note is secured by a deed of trust or otherwise subject to applicable California balloon-payment notice requirements, the parties should confirm whether any advance notice of the final payment is required.

To the extent applicable, California Civil Code § 2924 may require the holder of certain loans to deliver or mail a written notice to the trustor, or the trustor's successor in interest, at least **ninety (90) days** but not more than **one hundred fifty (150) days** before the due date of the final payment. Such notice may be required to include, among other items:

1. The name and address of the person to whom the final payment is required to be paid;
2. The date on or before which the final payment is required to be paid; and
3. The amount of the final payment, or if the exact amount is unknown, a good-faith estimate of the amount, including unpaid principal, interest, and any other charges, determined assuming timely payment in full of all scheduled installments coming due between the date the notice is prepared and the final payment due date.

The parties should confirm whether this provision applies to this Note and, if applicable, comply with all required notice procedures.

12. Governing Law

This Note shall be governed by and construed in accordance with the laws of the **State of California**, without regard to conflict-of-law principles.

13. Severability

If any provision of this Note is held invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect to the maximum extent permitted by law.

14. Waiver

[redacted]

No delay or failure by Payee to exercise any right or remedy under this Note shall operate as a waiver of that right or remedy. Any waiver must be in writing and signed by Payee.

15. Entire Agreement; Amendments

This Note contains the entire agreement of the parties regarding the indebtedness described herein and supersedes all prior oral or written understandings concerning that indebtedness. This Note may be amended only by a written agreement signed by Maker and Payee.

16. Signature

Maker has executed this Promissory Note as of the date first written above.

Maker / Borrower

To the Stars Inc., a California C corporation

By: Kari DeLonge
Name: Kari DeLonge
Title: COO
Date: July 7, 2026

Payee Acknowledgment

Acknowledged and agreed:

Thomas DeLonge, a married man

Signature: ______________________________
Printed Name: **Thomas DeLonge**
Date: 9/10/2026